Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233727 and 333-234567) on Form S-3 and (Nos. 333-188764, 333-208752, 333-220953 and 333-233728) on Form S-8 of Streamline Health Solutions, Inc. of our report dated April 22, 2021, with respect to our audit of the consolidated balance sheet of Streamline Health Solutions, Inc. and its subsidiary as of January 31, 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and related financial statement schedule, included in this annual report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
April 22, 2021